EXHIBIT 10.64


                               AGREEMENT TO AMEND
                         SECURITIES PURCHASE AGREEMENT
                         AND CERTAIN RELATED SECURITIES

     This Agreement (the  "Agreement")  is made as of June 30, 1999 by and among
(a) Bioject Medical  Technologies Inc., an Oregon corporation  ("Bioject"),  (b)
Elan International Services, Ltd., a Bermuda corporation ("EIS"), and (c) Marathon Medical Technologies, Inc., an Oregon corporation ("Marathon"); and amends that certain Securities Purchase Agreement dated as of October 15, 1997 (as amended at any time, the "Securities Purchase Agreement") and certain related securities.


                                    RECITALS

     A. Bioject and EIS are parties to the Securities Purchase Agreement and related documents with respect to the creation and funding of Marathon, which is a joint venture company established to develop, manufacture and market products relating to certain glucose monitoring technologies developed by Elan Corporation, plc, an Irish public limited company and an affiliate of EIS ("Elan"; such technologies, collectively, the "Technology"). After the date hereof, the parties intend that Marathon license the Technology to a certain unaffiliated company or companies.

     B. Bioject and EIS desire to set forth herein certain provisions relating to Marathon, and, in connection therewith, to amend the terms of certain existing arrangements between EIS and Bioject.

     C. All terms used but not defined herein shall have the meanings ascribed to them in the Securities Purchase Agreement.


                                    AGREEMENT

     NOW, THEREFORE, Bioject and EIS hereby agree as follows:

     1. Series A Preferred Stock. The Securities Purchase Agreement and Bioject's Articles of Amendment to the Articles of Incorporation (including
Section 6(a)(1) thereof) shall be amended, from and after the date hereof, to provide that the conversion price of the Series A Preferred Stock shall be $1.50, subject to adjustment as provided therein, rather than the conversion price originally set forth therein.

     In addition, a new sentence shall be added to the end of such section, as follows: "In the event that any holder shall provide notice to the Corporation of its intention to convert such holder's shares of Series A Preferred Stock, as provided above, the Corporation shall have the right, within 90 days of receipt of such notice and upon five business days' notice to the holders, to cause to be redeemed for cash the shares of Series A Preferred Stock subject to such notice, at a price equal to aggregate purchase price for such shares of Series A Preferred Stock plus mandatory dividends thereon at a rate equal to 9% per annum, from the date of issuance until the date redeemed in full. In the event that such cash amount is not paid within such 90-day period, such redemption right shall lapse and be of no further force and effect, and the holders shall thereupon have the right once again to convert such shares of Series A Preferred Stock into shares of the Corporation's Common Stock. During such 90-day (or shorter, if redeemed, as set forth above) period, the holders of Series A Preferred Stock shall not convert such stock into the Corporation's Common Stock, whether or not the Corporation exercises its right of redemption."

     Bioject covenants that it shall request and use its best efforts to obtain shareholder approval of the amendment to its Articles of Incorporation in accordance with this Section 1 at its next annual meeting of shareholders in September 1999. Bioject represents to EIS that the board of directors of Bioject has recommended or will recommend to the shareholders of Bioject that they vote in favor of such amendment. EIS agrees that it shall vote all of its shares of Bioject's capital stock, to the extent such shares are entitled to vote, for such amendment.

     2. Series B Preferred Stock. (a) EIS shall on the date hereof exchange all of its shares of Series B Preferred Stock for a warrant to purchase up to 3,790,000 shares of Common Stock of Bioject; such warrant is in the form attached hereto as Exhibit A, and it shall be executed and delivered by Bioject to EIS on the date hereof. From and after the date hereof, all of such shares of Series B Preferred Stock shall be canceled and of no further force and effect.

     3. Termination of Rights and Obligations. As of the date hereof, the rights and obligations of EIS with respect to Recital D, Section 1(d) and Section 5(d) of the Securities Purchase Agreement shall terminate and be of no further force and effect.

     4. Certain Provisions Relating to Marathon. (a) EIS hereby sells and delivers to Bioject all of EIS's right, title and interest in and to all of EIS's shares of common stock of Marathon, consisting of 238,800 shares of common stock, for the Purchase Price (as defined in Section 4(d)). In that regard, EIS shall expeditiously cause to be delivered to Bioject share certificates and/or stock powers in blank and duly endorsed, to effect such transfer. Each of EIS and Marathon agrees that, as between themselves, from and after the date hereof, the Newco Subscription and Stockholders Agreement dated as of October 15, 1997, as amended, is terminated and of no further force and effect.

     (b) Each of EIS and Bioject represents and warrants to the other party that, other than as previously disclosed to the other party, it is not aware of any liability or obligation of Marathon.

     (c) Each of Bioject and Marathon agrees, jointly and severally, to assume and be liable for all of the obligations and liabilities of Marathon and its business, from and after the date hereof, and each of Bioject and Marathon hereby releases and holds harmless EIS, Elan and their respective affiliates from and against any and all liabilities or obligations, including without limitation, any and all liabilities and obligations relating to Marathon and the business of Marathon, from the commencement of its business through and including the date hereof.

     (d) As soon as practical after the date hereof, Marathon shall cause to be paid out of the License Fee (as defined below), all unpaid accounts payable of Marathon arising on or before the date hereof, excluding any employment-related accounts payable (the "Payables"). Such amount shall include accrued and unpaid inter-company accounts payable owing to Bioject and Elan in respect of certain goods and/or services previously provided by Bioject and Elan to Marathon, except that such amounts owing to Elan shall be reduced by the sum of all markups on research and development costs invoiced to Bioject for the months since March 1999 and by an additional $100,000. The final cash payment (the "Purchase Price") to EIS for its shares of Marathon's common stock shall be the product of (a) the License Fee less (i) the Payables and (ii) $100,000, and (b) 19.9%, less $200,000, as set forth below:

     The Purchase Price = ((License Fee - the (a) Payables and (b) $100,000) * 19.9%) - $200,000

An illustration of the calculation of the Purchase Price and other payments is set forth on Schedule 1 hereto; such schedule also sets forth an illustration of the reconciliation of the outstanding liabilities and obligations of Marathon and the payment of funds to be received by Marathon, to each of Bioject and EIS, respectively. The parties acknowledge that the amounts described above shall be disbursed from the proceeds to Marathon of a license of the Technology to an unaffiliated third party on the date hereof.

     (e) Marathon and Bioject shall, prior to Marathon's liquidation as provided in Section 4(f) below, cause to be licensed, on customary terms and conditions that are reasonably satisfactory to EIS, the Technologies, to an unaffiliated third party previously disclosed to EIS and Marathon; in that regard, the parties acknowledge that Marathon shall receive, among other things, an up-front license fee of $4 million (the "License Fee").

     (f) It is the intention of the parties to liquidate and to wind up the business of Marathon, and to cause Marathon's assets to be distributed to Bioject and cause Bioject to assume Marathon's liabilities. Each of Bioject and Marathon covenants (x) to effect such actions as soon as practicable after the date hereof (after giving effect to the other actions described above in this Section 4) and (y) to ensure, to the greatest extent practicable, that neither EIS nor any of its affiliates shall have any liabilities or obligations (including tax or regulatory filing obligations relating only to the operations of Marathon) in connection therewith. In connection with the foregoing, Bioject agrees that it shall indemnify and hold harmless EIS, Elan and their respective affiliates from and against any and all liabilities of, incurred by or related in any way to Marathon or the business of Marathon from and after the date hereof (excluding all taxes, including withholding obligations, imposed with respect to EIS or Elan in connection with the transactions contemplated hereby).

     5. Further Assurances. Each party covenants that from and after the date hereof it shall take all reasonable actions (including any and all actions necessary to cause the prompt resignation of the directors of Marathon from its board of directors) and execute and deliver any appropriate documents and instruments to implement or better assure to the other parties the transactions described herein and/or the benefits intended to afforded hereby.

     6. Disclosure. The parties agree that prior to issuing any press release or making any public disclosure of the transactions contemplated hereby, each party shall obtain the approval of the others to the text and contents thereof, which approval shall not be unreasonably withheld or delayed; it being understood, that since each party may be obligated to make such disclosures as it determines in good faith are required by applicable law, including applicable securities laws, the other party shall respond to any such request by the requesting party within one business day of any such request.

     7. Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws, and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any dispute arising hereunder shall be adjudicated in any federal or state court sitting in the county, city and state of New York. Except as set forth above, the Securities Purchase Agreement and the other documents executed in connection therewith shall remain in full force and effect as originally stated therein or as amended at any time. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement. This Agreement shall be binding upon and inure to the benefit of the parties' respective successors and assigns.

     IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.


                                  BIOJECT MEDICAL TECHNOLOGIES INC.


                                  By: ------------------------------------------
                                       Name:
                                       Title:


                                  MARATHON MEDICAL TECHNOLOGIES, INC.


                                  By: ------------------------------------------
                                       Name:
                                       Title:


                                  ELAN INTERNATIONAL SERVICES, LTD.


                                  By: ------------------------------------------
                                       Name:
                                       Title: